Exhibit 99.1
AERT Reports Arkansas Jury Verdict
SPRINGDALE, Ark.—(BUSINESS WIRE)—March 6, 2006 —Advanced Environmental Recycling Technologies Inc. (NASDAQ: AERTA) announced today that on Friday, March 3, 2006, a Benton County Circuit Court jury found AERT liable for approximately $750,000 in damages to Advanced Control Solutions (“ACS”) for future business opportunities that ACS alleges it lost when AERT discontinued using ACS programming and electrical contractor services. The jury found that AERT also interfered with certain non-compete provisions of an employment agreement between ACS and its employee by hiring the employee after he had been terminated by ACS in December 2003.
The jury also awarded ACS approximately $14,000 for equipment, tools and inventories it left on AERT premises for fifteen months following AERT’s termination of ACS’s electrical contracting services; however, awarded AERT judgment against ACS for approximately $45,000 for ACS’s failure to complete a programming contract.
According to Lamar Pettus, legal counsel for AERT, motions will be filed requesting the Judge to set aside the verdicts against AERT as not being supported by the law and facts. Pettus said if the motions were not granted AERT will appeal the jury verdicts to the Arkansas Court of Appeals.
Since 1989, AERT has pioneered the use of recycled polyethylene plastic in the manufacture of composite building materials. With its constantly evolving portfolio of patented and proprietary recycling technologies, AERT has been widely recognized as a leader in resource conservation innovation, receiving the EPA Award for Environmental Excellence for its process of converting scrap plastic to composite outdoor decking. The Company’s value added products and focus on customer service earned its Weyerhaeuser/AERT ChoiceDek® program the Lowe’s Companies’2005 Vendor of the Year Award for lumber products. AERT operates manufacturing and recycling facilities in Arkansas, Texas, and Louisiana. For more information, visit www.aertinc.com.

Contact:
AERT Inc., Springdale
Bob Thayer, 479-756-7400